[LETTERHEAD OF COMPUTER ASSOCIATES INTERNATIONAL, INC.]

August 26, 2004

Mr. Sanjay Kumar

Dear Sanjay:

     In connection with your resignation as an employee of Computer Associates International, Inc. (“CA”), the Board of Directors has agreed to the following:

     1. The Company will continue to provide you with: (a) telephone and network connections and support, for which the Company will incur no incremental cost; and (b) certain home security services, at an annual cost to the Company of approximately $9000. The Company may determine to revoke these benefits for good cause, upon sixty days notice to you.

     2. For a period of no more than five years, the Company will provide you with reasonable office space, including the service of one administrative assistant of your choice, at a location selected by you but not at a CA facility. The provision and maintenance of such office space, including administrative assistance, will be at no cost to you. The Company may determine to revoke these benefits for good cause, upon sixty days notice to you.

     3. The Company will provide you, your spouse and your children with medical insurance for a period of twenty years, from June 30, 2004, subject to your not obtaining medical insurance as a result of new employment. The Company will also make you (or, in the event of your death, you wife and children) whole for income tax obligations related to continued medical insurance.

     4. The Board of Directors will defer a decision with respect to any further executive compensation and/or severance payment pending resolution of the existing investigations by the United States Attorney’s Office for the Eastern District of New York and the U.S. Securities and Exchange Commission (collectively, the “Government Litigations”). After resolution of the Government Litigations, the Board will consider any and all pending issues related to your compensation within a reasonable time, but in any case not later than 90 days after such resolution. The Board’s willingness to consider such compensation issues shall not be deemed to confer a right to you to any such additional compensation, and the Board may determine not to award such compensation.

     5. In addition to the foregoing, you and the Board of Directors agree that any and all applicable statutes of limitations relating to any and all claims that you or the Company may have against the other will be tolled to the extent permitted by applicable law pending resolution of the decisions relating to your compensation described in the previous paragraph. This tolling agreement may be revoked by the Company or you on thirty days written notice to the other.

     6. To the extent the Company desires your assistance on any matter, the Company will compensate you at a daily rate equal to your base salary as of March 31, 2004 divided by 240, and the Company will provide you with travel arrangements or reimburse you promptly for any reasonable travel expenses incurred by you. You and we understand that in no way is the foregoing to be deemed a consulting agreement and that neither we nor you have an expectation of a minimum or maximum amount of assistance provided by you to the Company.

Sincerely,

/s/ Lewis S. Ranieri
Lewis S. Ranieri
Chairman
The Board of Directors
Computer Associates International, Inc.

Agreed and acknowledged:

/s/Sanjay Kumar

Sanjay Kumar